Exhibit 10.6

NOTICE OF OPTION AMENDMENTS

April 26, 2016

Dear Optionholder:

As you may know, on April 26, 2016, American Renal Associates Holdings, Inc. (“we” or the “Company”) consummated its initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).  We are delighted to inform you that the board of directors (the “Board”) of the Company has approved certain favorable modifications to the vesting and other terms relating to the outstanding options granted to you pursuant to the 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan (the “Plan”), which were effective upon and subject to the consummation of the IPO.  Capitalized terms not defined herein shall have the meanings given to such terms in the Plan, the 2010 Option Agreement, the 2013 Exchange Agreement and the 2014 Option Agreement (each as defined below, collectively the “Option Agreements”), as applicable.

The modifications will apply to the following options and other provisions under the following agreements entered into between you and the Company:

1.              The 2.5x Exit Option and 3.0x Exit Option granted under one or more Nonqualified Stock Option Agreement(s) (collectively, the “2010 Option Agreement”);

2.              The clawback provisions applicable to the Performance Option Advance Payment under the Exchange Agreement (the “2013 Exchange Agreement”); and

3.              The EBITDA Option granted under the 2014 Incremental Nonqualified Stock Option Agreement (the “2014 Option Agreement”).

2010 Option Agreement

In addition to the vesting terms set forth in Sections 3(b) and 3(c) the 2010 Option Agreement, (i) the 2.5x Exit Option will vest on the date the volume weighted average price (“VWAP”) per Share reported on the principal exchange on which the shares are listed for the prior 365 consecutive calendar days is equal to or greater than $8.70 and (ii) the 3.0x Exit Option will vest following a Qualified Public Offering on the date the VWAP per Share reported on the principal exchange on which the shares are listed for the prior 365 consecutive calendar days is equal to or greater than $13.28.

Notwithstanding Sections 3 and 4 of the 2010 Option Agreement, in the event your employment with the Company and its subsidiaries is terminated (i) by the Company and its Subsidiaries without Cause, (ii) due to your death or Disability, or (iii) by you for Good Reason (if your 2010 Option Agreement contains a definition for Good Reason), then the 2.5x Exit Option and 3.0x Exit Option will remain outstanding and eligible to vest for a period of twelve (12) months following the date of termination of your employment (the “Tail Period”), and will become vested (if at all) when the applicable vesting criteria set forth in the 2010 Option Agreement and this letter amendment is satisfied during such Tail Period.

To the extent the 2.5x Exit Option and/or 3.0x Exit Option becomes vested during the Tail Period, you will be able to exercise such options for the longer of the applicable period set forth in Section 4 of the 2010 Option Agreement and 90 days following the date such 2.5x Exit Option and/or 3.0x Exit Option becomes vested.  The 2.5x Exit Option and 3.0x Exit Option, to the extent unvested, will automatically be cancelled and forfeited without consideration immediately following the Tail Period.

This letter constitutes an amendment to the 2010 Option Agreement in accordance with Section 14 thereof.

2013 Exchange Agreement

Notwithstanding Section 3(c) of the 2013 Exchange Agreement, the Company hereby waives and agrees not to require repayment of the Clawback Amount or the Excess Amount described in Section 3(c) of the 2013 Exchange Agreement.  The foregoing provision will not limit the Company’s other remedies under the 2013 Exchange Agreement in the event of a breach of any Restrictive Covenant.

For the avoidance of doubt, any Dividend Equivalent Right that you are entitled to receive in connection with the dividend declared on the Company’s Shares on March 21, 2013, to the extent not yet paid to you and not included in the Performance Option Advance Payment, shall be paid to you in accordance with the terms of the Plan if and when the 2.5x Exit Option and the 3.0x Exit Option, as applicable, become vested.

This letter constitutes an amendment to the 2013 Exchange Agreement in accordance with Section 16 thereof.

2014 Option Agreement

In addition to the vesting terms set forth in Section 3(a) of the 2014 Option Agreement, the EBITDA Option will vest following a Qualified Public Offering on the date the VWAP per Share reported on the principal exchange on which the shares are listed for the prior 60 consecutive trading days is equal to or greater than $53.95.

This letter constitutes an amendment to the 2014 Option Agreement in accordance with Section 14 thereof.

General

Except as expressly modified in this letter, there will not be any change to any of the other existing terms of the Option Agreements and all of such other existing terms and conditions of such agreements will remain the same.

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We are excited to deliver news of these favorable modifications to your outstanding options and related rights to you and we look forward to continuing the growth and success of the Company together.  If you have any questions regarding the foregoing, please do not hesitate to contact Michael R. Costa at (978) 922-3080 ext. 360.  You should retain this letter for your records together with your Option Agreements.

Sincerely,

American Renal Associates Holdings, Inc.